Exhibit 10.1

Employment Agreement

This Agreement dated on April 5, 2024, is made between Focus Universal Inc. (the "Company") and Mr. Warren Wang (the "Executive").

WHEREAS the Company desires to retain the services of the Executive, and the Executive desires to render such services.

WHEREAS the parties agree to the following terms and conditions:

1. Employment

The Executive agrees that he or she will faithfully and to the best of his ability carry out the duties and responsibilities communicated to him by the Company. The Executive shall comply with all company policies, rules, and procedures at all times.

2. Position

The Company offers the Executive the position of Vice President and Chief Strategy Officer. In this capacity, the Executive shall perform all essential job functions and duties for the Company’s capital market transactions, including but not limited to, plan, structure and execution of mergers, acquisitions, stock issuance, equity and debt financing, appointment of investment banks, law firms, accountants, auditors, transfer agents, public relation firms, compliance specialists and other service providers.

The Executive shall be responsible for engagement and termination of the service providers and management of investor relationships. The Company may request the Executive to perform other duties with mutual consent.

3. Term

The Executive's initial term of employment is for two (2) years, starting on the first date written above, and will automatically renew for a successive one (1) year at the end of the initial term with the consent of the Company and the Executive.

4. Compensation

As compensation for the services provided, the Executive shall be entitled to a base salary of $10,000 per month.

5. Termination

This employment is offered and accepted on an “at-will” basis and may be terminated by either party at any time by providing a written notice to the other party within fourteen (14) days of advance notice.

6. Confidentiality

The Executive will have access to confidential information that is the property of the Company and shall not disclose this information to any outside individuals or entities without the Company’s prior approval.

7. Entirety

This Agreement represents the entire agreement between the two parties and supersedes any previous written or oral agreement. This Agreement may be modified at any time upon written consent of both the Company and the Executive.

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8. Severability

If any portion of this Agreement is found to be invalid or unenforceable according to respective laws, the remaining provisions shall remain in full force and effect.

9. Jurisdiction

This Agreement shall be governed, interpreted, and construed in accordance with the laws of the State of New York.

In witness and agreement whereof, the Company has executed this Agreement with due process and with the consent of the Executive on the date first written above.

Company: Focus Universal Inc.

/s/ Desheng Wang

Name: Desheng Wang

Title: Chairman & CEO

Executive: Warren Wang

/s/ Warren Wang

Name: Warren Wang

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